UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2015

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Entry into $15 Million Revolving Credit Agreement with RHI Investments

On October 23, 2015, The ExOne Company (“ExOne” or the “Company”, when including its consolidated wholly-owned subsidiaries) and its ExOne Americas LLC and ExOne GmbH subsidiaries, as guarantors, entered into a Credit Agreement (the “Agreement”) with RHI Investments, LLC (“RHI”), on a $15,000,000 revolving credit facility to (i) assist the Company in its efforts to finance customer acquisition of its 3D printing machines and 3D printed and other products and services and (ii) provide additional funding for general corporate purposes. The Agreement includes a term of five years (through October 23, 2020) and bears interest at a rate of one month LIBOR plus an applicable margin of 700 basis points (approximately 7.2% at inception). The Agreement requires a commitment fee of 100 basis points (or 1.0%) on the unused portion of the facility. ExOne may terminate or reduce the credit commitment at any time during the term of the Agreement. ExOne may also make prepayments against the facility at any time without penalty. Provided there exists no potential default or event of default, ExOne may request an increase in the credit commitment not to exceed $15,000,000. Incremental increases shall be in minimum increments of $5,000,000, with three such requests allowable during the term of the Agreement. Borrowings under the Agreement have been collateralized by the accounts receivable, inventories and certain machinery and equipment of ExOne, ExOne Americas LLC and ExOne GmbH. The total estimated value of collateral was in significant excess of the maximum capacity of the revolving credit facility at inception.

RHI was determined to be a related party based on common control by the Chairman and CEO of the Company. S. Kent Rockwell, the Chairman and CEO of the Company beneficially owns approximately 3.2 million shares of ExOne common stock, representing about 22% of shares outstanding. Accordingly, the Company does not consider this arrangement indicative of a fair market value lending. Provided there exists no potential default or event of default, RHI cannot cause any acceleration of repayment of any amount outstanding under the facility and is prohibited from withdrawing any unused portion of the facility until its expiration. Prior to execution, the Agreement was subject to review and approval by the Audit Committee of the Board of Directors of the Company and by the independent members of the Board of Directors.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The descriptions set forth above regarding the Agreement are not complete and are subject to and qualified in their entirety by reference to the complete text of the Agreement.

Modification of Line of Credit Agreement with Sparkasse

In connection with the entry into the Agreement, ExOne GmbH amended and restated its prior credit agreement with Sparkasse (a German bank) relating to its Euro 1,300,000 line of credit (the “Line of Credit Agreement”), which provides for short-term borrowings or cash advances (overdrafts). Material changes under the Line of Credit Agreement with Sparkasse include eliminating the pledge of collateral as security for repayment of the debts and eliminating certain financial covenants. ExOne continues to guarantee ExOne GmbH’s obligations to Sparkasse under the Line of Credit Agreement. The Line of Credit Agreement continues its indefinite term and remains subject to cancellation by either party at any time upon repayment of short-term borrowings or cash advances. There is no commitment fee associated with this arrangement.

A copy of the Line of Credit Agreement with Sparkasse is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The descriptions set forth above regarding the Line of Credit Agreement are not complete and are subject to and qualified in their entirety by reference to the complete text of the Line of Credit Agreement.

The representations, warranties and covenants contained in the Agreement and the Line of Credit Agreement are made solely for purposes of those agreements and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Agreement and the Line of Credit Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of The ExOne Company or any of its subsidiaries or affiliates or the assets sold. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the dates of the Agreement and the Line of Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement dated October 23, 2015 among The ExOne Company, ExOne Americas, LLC, ExOne GmbH and RHI Investments, LLC

10.2	Overdraft Facility dated September 18, 2015 between Sparkasse and ExOne GmbH

99.1	Press Release of The ExOne Company dated October 23, 2015 titled “The ExOne Company Secures $15 million Credit Facility to Support Growth”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The ExOne Company
(Registrant)

October 27, 2015	/s/ BRIAN W. SMITH
(Date)	Brian W. Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated October 23, 2015 among The ExOne Company, ExOne Americas, LLC, ExOne GmbH and RHI Investments, LLC

10.2	Overdraft Facility dated September 18, 2015 between Sparkasse and ExOne GmbH

99.1	Press Release of The ExOne Company dated October 23, 2015 titled “The ExOne Company Secures $15 million Credit Facility to Support Growth”